As filed with the Office of the Securities and Exchange Commission on December 19, 2008
Registration No. 33-26248

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 3 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST UNITED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1380770
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

19 South Second Street, Oakland, Maryland 21550
(Address of Principal Executive Offices)

 William B. Grant, Esquire
Chairman and Chief Executive Officer
First United Corporation
19 South Second Street, Oakland, Maryland 21550
(888) 692-2654
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Andrew D. Bulgin, Esquire
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, Maryland 21202
(410) 576-4280

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐ _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Registration Statement as originally filed (File No. 33-26248) related to the offering of 250,000 shares of common stock issuable under the First United Corporation Dividend Reinvestment and Stock Purchase Plan.  This Post-Effective Amendment No. 3 is being filed for the purpose of updating information contained in the Dividend Reinvestment and Stock Purchase Plan with respect to the administration of the Plan.  The registration fees in respect of the shares of common stock registered under File No. 33-26248 were paid at the time of the original filing of the Registration Statement on Form S-3.

PROSPECTUS

First United Corporation
Dividend Reinvestment and Stock Purchase Plan

83,349 Shares of Common Stock

This Prospectus relates to 83,349 shares of our common stock, par value $.01 per share, to be issued under the First United Corporation Dividend Reinvestment and Stock Purchase Plan.  Complete details of the Plan are discussed in this Prospectus in an easy to understand question and answer format.

The Plan provides existing shareholders with an opportunity to automatically reinvest their cash dividends in shares of common stock.  The Plan also provides participating shareholders, referred to as “Participants”, with a convenient and economical way to voluntarily purchase additional shares of common stock through optional cash payments of not less than $50 per payment nor more than $10,000 per calendar quarter. Certain transactions under the Plan are subject to fees and commission charges for which you will be responsible.  Please see the section of this Prospectus entitled “Costs” for further details regarding these fees and commission charges.

Shares of common stock purchased by Participants may, at our option, be newly issued shares, shares purchased in the open market, or shares purchased in negotiated transactions.  Newly issued shares of common stock are purchased from us at the average of the highest and lowest sales prices of common stock quoted on The NASDAQ Stock Market for the three trading days immediately preceding the date of purchase.  The price of shares of common stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased.  Our common stock is currently quoted and traded on The NASDAQ Global Select Market under the symbol “FUNC”.  On December 18, 2008, the average of the highest and lowest sales prices of the common stock was $13.52 per share, and the closing price was $13.62 per share.

We will receive all the net proceeds from the sale of common stock.

Investments in common stock through the Plan have the same market risks as any other investment in our common stock.  See the risk factors that begin on page 3 of this Prospectus.  PLEASE READ THIS PROSPECTUS AND THE RISK FACTORS CAREFULLY BEFORE INVESTING AND RETAIN THIS PROSPECTUS FOR YOUR FUTURE REFERENCE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNITED CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

The date of this Prospectus is December 19, 2008

TABLE OF CONTENTS

Plan Overview	3
Risk Factors	3
The shares of common stock are not insured	3
The Corporation’s ability to pay dividends is limited by law	3
The Corporation’s ability to pay dividends is also subject to the terms of its outstanding debentures	4
The Corporation may participate in the U.S. Treasury’s Capital Purchase Program	4
The shares of common stock are not heavily traded	5
The Corporation’s management will have broad discretion in applying the net proceeds of this offering and may not apply the proceeds of this offering in ways that increase the value of your investment	5
The Corporation’s Articles of Incorporation and By-Laws may discourage a corporation takeover	5
The Corporation’s future depends on the successful growth of its subsidiaries	6
Interest rates and other economic conditions will impact our results of operations	6
The majority of our business is concentrated in Maryland and West Virginia; a significant amount of our business is concentrated in real estate lending	7
The Bank may experience loan losses in excess of its allowance	7
The market value of our investments could decline	8
We operate in a competitive environment	8
The loss of key personnel could disrupt our operations and result in reduced earnings	9
The banking industry is heavily regulated; significant regulatory changes could adversely affect our operations	9
Our lending activities subject us to the risk of environmental liabilities	9
We may be adversely affected by recent legislation	10
We may be subject to claims and the costs of defensive actions	11
We may not be able to keep pace with developments in technology	11
Available Information	11
Incorporation of Certain Documents by Reference	12
First United Corporation	13
Description of the Plan	13
Description of Securities to be Registered	23
Use of Proceeds	23
Legal Opinion	23
Experts	23
Indemnification	24

PLAN OVERVIEW

The First United Corporation Dividend Reinvestment and Stock Purchase Plan, referred to in this Prospectus as the “Plan”, provides existing shareholders with a convenient and economical way to reinvest cash dividends paid on your shares of our common stock in additional shares and to purchase and sell your shares of our common stock.  The Plan has various features from which to choose to meet your investment needs.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan.

Please read this Prospectus carefully.  If you are a shareholder of record and wish to purchase additional shares of common stock pursuant to the Stock Purchase option of the Plan, you may mail optional cash payments of not less than the $50 nor more than $10,000 to the administrator of the Plan with the tear-off portion of your account statement.  The optional cash payments and the Enrollment Application, when completed, should be mailed to StockTrans, Inc., which is the Plan Administrator, in the envelope provided for your convenience.

RISK FACTORS

First United Corporation, referred to in this prospectus as the “Corporation”, “we”, “us, or “our”, is offering up to 83,349 shares of its common stock, par value $.01 per share, pursuant to the First United Corporation Dividend Reinvestment and Stock Purchase Plan, referred to in this Prospectus as the “Plan”.  An investment in the shares involves certain risks.  In addition to the other information in this Prospectus, you should carefully consider the risks described below and all the information contained in this Prospectus before deciding whether to purchase any of the shares.

Risks Relating to our common stock and the Offering

The shares of common stock are not insured.

The shares of the common stock do not represent deposits, and investments in these shares are not insured against loss by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

The Corporation’s ability to pay dividends is limited by law.

The Corporation’s ability to pay dividends to shareholders is largely dependent upon the receipt of dividends from its subsidiaries, including First United Bank & Trust, a Maryland commercial bank, referred to in this Prospectus as the “Bank”.  Both federal and state laws impose restrictions on the ability of the Bank to pay dividends.  Federal law generally prohibits the payment of a dividend by a troubled institution.  Under Maryland law, a state-chartered commercial bank may pay dividends only out of undivided profits or, with the prior approval of the Commissioner, from surplus in excess of 100% of required capital stock.  If however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies also have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice.  Because of these limitations, there can be no guarantee that the Corporation will declare dividends on the shares of common stock in any fiscal quarter.

The Corporation’s ability to pay dividends is also subject to the terms of its outstanding debentures.

In March 2004, the Corporation issued approximately $30.9 million of junior subordinated debentures to First United Statutory Trust I and First United Statutory Trust II (collectively, the “Trusts”).  The Trusts are Connecticut statutory business trusts, with all outstanding common stock owned by the Corporation, that issued mandatorily redeemable preferred capital securities to third party investors.  In December 2004, the Corporation issued an additional $5.0 million of debentures.  The terms of the debentures require the Corporation to make quarterly payments of interest to the holders of the debentures, although the Corporation has the ability to defer payments of interest for up to 20 consecutive quarterly periods.  Should the Corporation make such a deferral election, however, it would be prohibited from paying dividends or distributions on, or from repurchasing, redeeming or otherwise acquiring any shares of its common stock.

The Corporation may participate in the U.S. Treasury’s Capital Purchase Program.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”) enacted by the U.S. Congress in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions.  On October 14, 2008, the U.S. Department of Treasury (“U.S. Treasury”) announced the Troubled Asset Relief Program Capital Purchase Program (“TARP”).  This program makes $250 billion of capital available to U.S. financial institutions from the $700 billion authorized by the EESA in the form of preferred stock investments by the U.S. Treasury under the following general terms:

•	the preferred stock issued to the U.S. Treasury would pay 5% dividends for the first five years, and then 9% dividends thereafter;

•
in connection with the purchase of preferred stock, the U.S. Treasury will receive warrants entitling the U.S. Treasury to buy the participating institution’s common stock equivalent in value to 15% of the preferred stock;

•	the preferred stock may not be redeemed for a period of three years, except with proceeds from high-quality private capital;

•
the consent of the U.S. Treasury will be required to increase common dividends per share or any share repurchases, with limited exceptions, during the first three years, unless the preferred stock has been redeemed or transferred to third parties; and

•
participating companies must adopt the U.S Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds the equity issued under the TARP.

On November 13, 2008, the Corporation submitted an application to sell up to $30 million in preferred stock to the U.S. Treasury.  If the Corporation’s application is approved and its Board of Directors determines to move forward with participation in the program, the Corporation would, as stated above, generally be prohibited from increasing the dividend paid on the shares of the common stock or purchasing any shares of common stock, including the shares issued under the Plan, for three years after the preferred stock is sold, unless the Corporation obtains the U.S. Treasury’s prior consent.  Accordingly, there can be no assurance that the Corporation will increase, or even pay, dividends on the shares of common stock you purchase under the Plan.

In addition, participation on the terms set forth above would require the Corporation to issue a 10-year warrant to purchase up to $4.5 million in shares of the common stock, which would be immediately exercisable.  The proceeds from these transactions would be allocated on a relative fair value basis between the preferred stock and the warrant.  The preferred stock and the warrant would both be classified in shareholders’ equity in our consolidated balance sheets.  The issuance, including dividends, would likely result in a reduction of basic and diluted earnings per common share.

As of the date of this prospectus, the Corporation intends to participate in the Capital Purchase Program if its application is accepted; however, it should be noted that the Corporation has the ability to, and may, decide to not participate.

The shares of common stock are not heavily traded.

The shares of common stock are listed on the NASDAQ Global Select Market and are not heavily traded.  Securities that are not heavily traded can be more volatile than stock trading in an active public market.  Factors such as our financial results, the introduction of new products and services by us or our competitors, and various factors affecting the banking industry generally may have a significant impact on the market price of our common stock.  Management cannot predict the extent to which an active public market for our securities will develop or be sustained in the future.  In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the securities of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance.  Therefore, you may not be able to sell your shares at the volumes, prices, or times that you desire.

The Corporation’s management will have broad discretion in applying the net proceeds of this offering and may not apply the proceeds of this offering in ways that increase the value of your investment.

We intend to use the net proceeds of this offering for general corporate purposes, but our management will have broad discretion in applying these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds.  Management’s allocation of the net proceeds will affect how our business grows.  They may not apply the net proceeds of this offering in ways that increase the value of your investment and management might not be able to yield a significant return, if any, on any investment of these net proceeds.

The Corporation’s Articles of Incorporation and By-Laws may discourage a corporation takeover.

The Amended and Restated Articles of Incorporation and By-Laws of the Corporation contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the corporation.  First, the Board of Directors is classified into three classes.  Directors of each class serve for staggered three-year periods, and no director may be removed except for cause, and then only by the affirmative vote of either a majority of the entire Board of Directors or a majority of the outstanding voting stock.  Second, the Board has the authority to classify and reclassify unissued shares of stock of any class or series of stock by setting, fixing, eliminating, or altering in any one or more respects the preferences, rights, voting powers, restrictions and qualifications of, dividends on, and redemption, conversion, exchange, and other rights of, such securities.  The Board could use this authority, along with its authority to authorize the issuance of securities of any class or series, to issue shares having terms favorable to management to a person or persons affiliated with or otherwise friendly to management.  In addition to the foregoing, Maryland law contains anti-takeover provisions, such as restrictions on “control share acquisitions” and “business combinations” with certain interested shareholders that apply to the Corporation.

Although these provisions do not preclude a takeover, they may have the effect of discouraging a takeover attempt that would not be approved by the Board of Directors, but pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices.  As a result, shareholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions will also render the removal of the Board of Directors and of management more difficult and, therefore, may serve to perpetuate current management.  Such provisions could potentially adversely affect the market price of our common stock.

Risks Relating to the Corporation

The Corporation’s future depends on the successful growth of its subsidiaries.

The Corporation’s primary business activity for the foreseeable future will be to act as the holding company of the Bank and its other direct and indirect subsidiaries.  Therefore, the Corporation’s future profitability will depend on the success and growth of these subsidiaries.  In the future, part of the Corporation’s growth may come from buying other banks and buying or establishing other companies.  Such entities may not be profitable after they are purchased or established, and they may lose money, particularly at first. A new bank or company may bring with it unexpected liabilities, bad loans, or bad employee relations, or the new bank or company may lose customers.

Interest rates and other economic conditions will impact our results of operations.

Our results of operations may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government.  Our profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities (i.e., net interest income), including advances from the Federal Home Loan Bank of Atlanta. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets.  More assets repricing or maturing than liabilities over a given time period is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time period is considered liability-sensitive and is reflected as negative gap.  An asset-sensitive position (i.e., a positive gap) could enhance earnings in a rising interest rate environment and could negatively impact earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) could enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment.  Fluctuations in interest rates are not predictable or controllable.  There can be no assurance that our attempts to structure our asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates will be successful in the event of such changes.

The majority of our business is concentrated in Maryland and West Virginia; a significant amount of our business is concentrated in real estate lending.

Most of our loans are made to Western Maryland and Northeastern West Virginia borrowers, and many of these loans are secured by real estate, including construction and land development loans.  Accordingly, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose loan portfolios are geographically diverse.  Moreover, the national and local economies have significantly weakened during the past two years in part due to the widely-reported problems in the sub-prime mortgage loan market.  As a result, real estate values across the country, including in our market areas, have decreased and the general availability of credit, especially credit to be secured by real estate, has also decreased.  These conditions have made it more difficult for real estate owners and owners of loans secured by real estate to sell their assets at the times and at the prices they desire.  In addition, these conditions have increased the risk that the market values of the real estate securing our loans may deteriorate, which could cause us to lose money in the event a borrower fails to repay a loan and we are forced to foreclose on the property.  There can be no guarantee as to when or whether economic conditions will improve.

Additionally, the Board of Governors of the Federal Reserve Board (the “FRB”) and the FDIC, along with the other federal banking regulators, issued final guidance on December 6, 2006 entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” directed at institutions that have particularly high concentrations of commercial real estate loans within their lending portfolios.  This guidance suggests that institutions whose commercial real estate loans exceed certain percentages of capital should implement heightened risk management practices appropriate to their concentration risk and may be required to maintain higher capital ratios than institutions with lower concentrations in commercial real estate lending.  Based on our commercial real estate concentration as of September 30, 2008, we may be subject to further supervisory analysis during future examinations.  We cannot guarantee that any risk management practices we implement will be effective to prevent losses relating to our commercial real estate portfolio.  Management cannot predict the extent to which this guidance will impact our operations or capital requirements.

The Bank may experience loan losses in excess of its allowance.

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan.  Management of the Bank maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable.  If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the bank regulatory authorities require us to increase the allowance for loan losses as a part of its examination process, our earnings and capital could be significantly and adversely affected.  Although management continually monitors our loan portfolio and makes determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our non-performing or performing loans. Material additions to the allowance for loan losses could result in a material decrease in our net income and capital, and could have a material adverse effect on our financial condition.

The market value of our investments could decline.

As of September 30, 2008, we had classified 97.7% of our investment securities as available-for-sale pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 115 relating to accounting for investments.  SFAS No. 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be “marked to market” and reflected as a separate item in shareholders’ equity (net of tax) as accumulated other comprehensive income.  The remaining investment securities are classified as held-to-maturity in accordance with SFAS 115 and are stated at amortized cost.  Interest and dividends related to securities classified as held-to-maturity are included in interest income from investments.

There can be no assurance that future market performance of our investment portfolio will enable us to realize income from sales of securities. Shareholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments.  Moreover, there can be no assurance that the market value of our investment portfolio will not decline, causing a corresponding decline in shareholders’ equity.

Management believes that several factors will affect the market values of our investment portfolio.  These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve (the yield curve refers to the differences between shorter-term and longer-term interest rates; a positively sloped yield curve means shorter-term rates are lower than longer-term rates).  Also, the passage of time will affect the market values of our investment securities, in that the closer they are to maturing, the closer the market price should be to par value.  These and other factors may impact specific categories of the portfolio differently, and management cannot predict the effect these factors may have on any specific category.

We operate in a competitive environment.

We operate in a competitive environment, competing for loans, deposits, and customers with commercial banks, savings associations and other financial entities.  Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market and mutual funds and other investment alternatives.  Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries.  Competition for other products, such as insurance and securities products, comes from other banks, securities and brokerage companies, insurance companies, insurance agents and brokers, and other non-bank financial service providers in our market area.  Many of these competitors are much larger in terms of total assets and capitalization, have greater access to capital markets, and/or offer a broader range of financial services than those that we offer.  In addition, banks with a larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers.

In addition, current banking laws facilitate interstate branching, merger activity among banks, and expanded activities.  Since September 1995, certain bank holding companies have been authorized to acquire banks throughout the United States.  Since June 1, 1997, certain banks have been permitted to merge with banks organized under the laws of different states.  As a result, interstate banking is now an accepted element of competition in the banking industry and the Corporation may be brought into competition with institutions with which it does not presently compete.  Moreover, the federal Gramm-Leach-Bliley Act revised the federal Bank Holding Company Act in 2000 and repealed the affiliation provisions of the Glass-Steagall Act of 1933, which, taken together, limited the securities, insurance and other non-banking activities of any company that controls an FDIC insured financial institution.  These laws may increase the competition we face in our market areas in the future, although management cannot predict the degree to which such competition will impact our financial conditions or results of operations.

The loss of key personnel could disrupt our operations and result in reduced earnings.

Our growth and profitability will depend upon our ability to attract and retain skilled managerial, marketing and technical personnel.  Competition for qualified personnel in the financial services industry is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel.  Our current executive officers provide valuable services based on their many years of experience and in-depth knowledge of the banking industry.  Due to the intense competition for financial professionals, these key personnel would be difficult to replace and an unexpected loss of their services could result in a disruption to the continuity of operations and a possible reduction in earnings.

The banking industry is heavily regulated; significant regulatory changes could adversely affect our operations.

Our operations will be impacted by current and future legislation and by the policies established from time to time by various federal and state regulatory authorities.  The Corporation is subject to supervision by the FRB.  The Bank is subject to supervision and periodic examination by the Maryland Commissioner of Financial Regulation, the West Virginia Division of Banking, and the FDIC.  Banking regulations, designed primarily for the safety of depositors, may limit a financial institution’s growth and the return to its investors by restricting such activities as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits, expansion of branch offices, and the offering of securities or trust services.  The Corporation and the Bank are also subject to capitalization guidelines established by federal law and could be subject to enforcement actions to the extent that either is found by regulatory examiners to be undercapitalized. It is not possible to predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our future business and earnings prospects.  Management also cannot predict the nature or the extent of the effect on our business and earnings of future fiscal or monetary policies, economic controls, or new federal or state legislation.  Further, the cost of compliance with regulatory requirements may adversely affect our ability to operate profitably.

Our lending activities subject us to the risk of environmental liabilities.

A significant portion of our loan portfolio is secured by real property.  During the ordinary course of business, we may foreclose on and take title to properties securing certain loans.  In doing so, there is a risk that hazardous or toxic substances could be found on these properties.  If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage.  Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property.  In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.  Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards.  The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

We may be adversely affected by recent legislation.

As discussed above, the federal Gramm-Leach-Bliley Act repealed restrictions on banks affiliating with securities firms and it also permitted bank holding companies that become financial holding companies to engage in additional financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities that are currently not permitted for bank holding companies.  Although the Corporation is a financial holding company, this law may increase the competition we face from larger banks and other companies.  It is not possible to predict the full effect that this law will have on us.

The federal Sarbanes-Oxley Act of 2002 requires management of publicly traded companies to perform an annual assessment of their internal controls over financial reporting and to report on whether the system is effective as of the end of the Company’s fiscal year.  Disclosure of significant deficiencies or material weaknesses in internal controls could cause an unfavorable impact to shareholder value by affecting the market value of our stock.

The federal USA PATRIOT Act requires certain financial institutions, such as the Bank, to maintain and prepare additional records and reports that are designed to assist the government’s efforts to combat terrorism. This law includes sweeping anti-money laundering and financial transparency laws and required additional regulations, including, among other things, standards for verifying client identification when opening an account and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.  If we fail to comply with this law, we could be exposed to adverse publicity as well as fines and penalties assessed by regulatory agencies.

As stated above, President Bush recently signed EESA into law in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions.  Among other things, the EESA included a provision to increase the amount of deposits insured by FDIC to $250,000.  On October 14, 2008, the FDIC announced a new program – the Temporary Liquidity Guarantee Program (“TLGP”) – that provides unlimited deposit insurance on funds in non-interest-bearing transaction deposit accounts not otherwise covered by the existing deposit insurance limit of $250,000, as well as a 100% guarantee of the newly issued senior debt of all FDIC-insured institutions and their holding companies.  All eligible institutions will be covered under the program for the first 30 days without incurring any costs.  After the initial period, participating institutions will be assessed a charge of 10 basis points per annum for the additional insured deposits and a charge of 75 basis points per annum for guaranteed senior unsecured debt.  Management is currently considering whether to participate in one or both of these programs.  If we do participate, we expect that we will incur increased regulatory fees associated with participation.  The EESA and TLGP were just recently announced and details regarding these initiatives are still quite limited.  Management’s evaluation of these programs and their potential impact on our future financial condition and results of operations remains ongoing.

We may be subject to claims and the costs of defensive actions.

Our customers may sue us for losses due to alleged breaches of fiduciary duties, errors and omissions of employees, officers and agents, incomplete documentation, our failure to comply with applicable laws and regulations, or many other reasons.  Also, our employees may knowingly or unknowingly violate laws and regulations.  Management may not be aware of any violations until after their occurrence.  This lack of knowledge may not insulate us from liability.  Claims and legal actions may result in legal expenses and liabilities that may reduce our profitability and hurt our financial condition.

We may not be able to keep pace with developments in technology.

We use various technologies in conducting our businesses, including telecommunication, data processing, computers, automation, internet-based banking, and debit cards.  Technology changes rapidly. Our ability to compete successfully with other financial institutions may depend on whether we can exploit technological changes.  We may not be able to exploit technological changes, and any investment we do make may not make us more profitable.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, referred to in this Prospectus as the “Exchange Act”, which means that we are required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, referred to in this Prospectus as the “Commission”.  These Commission filings are available to the public over the Internet at the Commission’s website, http://www.sec.gov, and at our website, www.mybankfirstunited.com.  You may also read and copy any document we file with the Commission at its Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Commission at 800-SEC-0330.

We have filed a registration statement on Form S-3 (File No. 33-26248), as amended, referred to in this Prospectus as the “Registration Statement”, with the Commission registering under the Securities Act of 1933, as amended, referred to in this Prospectus as the “Securities Act”, the shares of common stock offered pursuant to the First United Corporation Dividend Reinvestment and Stock Purchase Plan, referred to in this Prospectus as the “Plan”.  This Prospectus is part of the Registration Statement.  As allowed by the Commission’s rules, this Prospectus does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.  The Commission allows us to “incorporate by reference” into this Prospectus the information we have filed with the Commission.  The information incorporated by reference is an important part of this Prospectus, and the information that we file subsequently with the Commission will automatically update this Prospectus.  Statements contained in this Prospectus concerning that information are necessarily summaries of that information, and each statement is qualified in its entirety by reference to the applicable source of that information filed with the Commission.  The historical and future information that is incorporated by reference in this Prospectus is considered to be part of this Prospectus and can be obtained at the locations described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents that we have filed with the Commission are, as of their respective dates, incorporated by reference in the Registration Statement:

(i)           Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 12, 2008;

(ii)          Quarterly Report on Form 10-Q for the three-month period ended September 30, 2008 filed on November 7, 2008;

(iii)         Quarterly Report on Form 10-Q for the three-month period ended June 30, 2008 filed on August 11, 2008;

(iv)        Quarterly Report on Form 10-Q for the three-month period ended March 31, 2008 filed on May 12, 2008;

(v)         Current Report on Form 8-K filed on November 24, 2008;

(vi)        Current Report on Form 8-K filed on October 16, 2008, except for the information contained in Items 2.02 and 7.01 thereof;

(vii)       Current Report on Form 8-K filed on June 23, 2008; and

(viii)      Description of our common stock which appears in our Registration Statement on Form 8-A filed on February 19, 1986, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Corporation or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all of the shares of common stock offered under the Plan have been sold or which deregisters all shares then remaining unsold shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents, provided, however, that nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will promptly provide without charge to each person to whom a Prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person.  Written requests should be directed to:  First United Corporation, Corporate Secretary, 19 South Second Street, P.O. Box 9, Oakland, Maryland 21550-0009.  Telephone requests should be directed to the Corporate Secretary at (888) 692-2654.

FIRST UNITED CORPORATION

The Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered under the Bank Holding Company Act of 1956, as amended.  The Corporation’s primary business is serving as the parent company of the Bank, First United Insurance Group, LLC, a Maryland insurance agency, OakFirst Loan Center, Inc., a West Virginia finance company, and OakFirst Loan Center, LLC, a Maryland finance company.  OakFirst Loan Center, Inc. has one subsidiary, First United Insurance Agency, Inc., which is a Maryland insurance agency.

Through 26 banking offices, one call center and 35 automated teller machines, the Bank provides a complete range of retail and commercial banking services to a customer base in Garrett County, Allegany County, Washington County and Frederick County in Maryland, in Mineral County, Hampshire County, Berkeley County and Hardy County in West Virginia and to residents in surrounding regions of Pennsylvania and West Virginia.  The customer base in these areas consists of individuals, businesses and various governmental units.  The services provided by the Bank include checking, savings, NOW and Money Market deposit accounts, business loans, personal loans, mortgage loans, lines of credit, trust services, and consumer-oriented financial services including IRA and KEOGH accounts.  In addition, the Bank provides a full range of brokerage services through a networking arrangement with PrimeVest Financial Services, Inc., a full service broker-dealer, and a full line of insurance products through First United Insurance Group, LLC, which is a subsidiary of the Corporation.  The Bank also provides safe deposit and night depository facilities and a complete line of trust services.

Additionally, we meet the lending needs of under-served customer groups within our market areas in part through OakFirst Loan Center, Inc., located in Martinsburg, West Virginia, and OakFirst Loan Center, LLC, located in Hagerstown, Maryland.

We also offer a full range of insurance products and services to customers in our market areas through First United Insurance Group, LLC and First United Insurance Agency, Inc.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550, telephone number 888-692-2654.

DESCRIPTION OF THE PLAN

The following is a question and answer statement of the provisions of the Plan.  The Plan was authorized by the Corporation’s Board of Directors and has been in effect since January 9, 1989.  The Plan will continue until the earlier of the date that all shares registered under the Plan have been sold or the date we terminate the Plan.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide holders of our common stock with a convenient method of investing some or all of their cash dividends in shares of common stock and of making optional cash investments in additional shares of common stock.  The Plan permits us, at our election, to use shares purchased in the open market or in negotiated transactions or to use our authorized and unissued shares to satisfy the Plan’s requirements.  The Plan originally reserved  250,000 shares of common stock to be made available for dividend reinvestment.  There are currently 83,349 shares of common stock remaining for issuance under the Plan.

Advantages

2.  What are the advantages of the Plan?

Participants may have some or all of the cash dividends paid on their shares of common stock automatically reinvested in additional shares of common stock.  Participants also may make optional cash investments (of a minimum of $50 per payment and up to a maximum of $10,000 per quarter) at any time, whether or not they elect to reinvest dividends.  Full investment of funds is possible under the Plan, whether or not there is a sufficient amount to buy a whole share, because the Plan permits fractions of shares, as well as full shares, to be credited to Participants’ accounts.  In addition, dividends in respect of such fractions, as well as full shares, will be credited to Participants’ accounts. Participants avoid safekeeping requirements and record keeping costs for shares credited to their accounts through the free custodial service and reporting provisions of the Plan.  Statements of account will be furnished to Participants on a quarterly basis to provide simplified record keeping.

Administration

3.  Who administers the Plan?

StockTrans, Inc. administers the Plan and is referred to in this Prospectus as the “Agent”.  The Agent’s address is 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003.  The Agent keeps records, sends statements of account to Participants and performs other duties relating to the Plan.

In administering the Plan, the Agent will not be liable for any act done or any omission to act in good faith, including, without limitation, any claims of liability: (a) arising out of a failure to terminate a Participant’s account upon the Participant’s death prior to receipt of notice in writing of such death; (b) with respect to the prices at which shares of our common stock are purchased or sold, regarding the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of common stock on the open market, in negotiated transactions, or from us, or fluctuations in the market value of the common stock; or (c) regarding any matters relating to the operation or management of the Plan.  The Agent may not create a lien on any funds, securities or other property held under the Plan.

Neither we nor the Agent can assure that a Participant will realize any profit in connection with shares of common stock purchased pursuant to the Plan or protect the Participant against a loss in connection with the shares purchased for the Participant under the Plan in accordance with the Participant’s instructions as indicated on the Authorization Form.  It is up to each Participant to make a decision regarding the sale of any shares owned by the Participant, including shares credited to the Participant’s Plan account.

Participation

4.  Who is eligible to participate in the Plan?

All holders of record of shares of common stock are eligible to participate in the Plan.  To be eligible to participate in the Plan, beneficial owners of shares of common stock whose shares are registered in names other than their own (for instance, in the name of a broker) must become shareholders of record by having such shares transferred into their own names or make arrangements with their broker, bank or other nominee to participate on their behalf.

A shareholder will not be eligible to participate in the Plan if he or she resides in a jurisdiction in which it is unlawful for us to permit participation.  A shareholder’s right to participate in the Plan is not transferable apart from a transfer of his or her shares of common stock to another person.

5.  How does a shareholder participate?

A shareholder may join the Plan at any time by completing the Authorization Form and delivering it to the Agent.  A shareholder who does not wish to participate in the Plan will continue to receive dividends, as declared, by check without any further action on the part of the Participant.

6.  When will participation begin?

Cash dividends, when declared, are generally paid on the first business day of  February, May, August, and November to shareholders of record on the record date for each dividend.  If the Agent receives an Authorization Form from a shareholder entitled to a dividend by the record date for that dividend, the Plan will go into effect for that shareholder with that dividend payment (and will apply to subsequent dividends).  If the Authorization Form is received after that record date, then any dividend payable with respect to that record date will be paid in cash and the shareholder’s participation in the Plan will begin with the next dividend payment date.  See Question No. 8 and Question No. 9 for information concerning the making of optional cash investments and Question No. 10 for information regarding the timing of optional cash investments.

The Plan does not represent a change in our dividend policy, nor does it represent a guarantee of future dividends, which are subject to the discretion of the Corporation’s Board of Directors.  The declaration of future dividends will depend upon a number of factors, including our future earnings, our capital requirements, regulatory constraints, and our financial condition as well as that of the Bank and the Corporation’s other subsidiaries.

7. What does the Authorization Form provide?

The Authorization Form allows each shareholder to decide the extent to which he or she will participate in the Plan.  In addition, the shareholder, by checking the appropriate box on the Authorization Form, may make optional cash investments.

The Agent will use cash dividends, plus any optional cash investments received from a Participant, to purchase additional shares of common stock.  Cash dividends on shares of common stock credited to a Participant’s account under the Plan are always automatically reinvested regardless of which investment option is selected.

Optional Cash Investments

8.  Who is eligible to make optional cash investments?

Participants who have submitted a signed Authorization Form, whether or not they have authorized the reinvestment of dividends, are eligible to make optional cash investments.  The Agent will apply any optional cash investments received from Participants to the purchase of shares of common stock for the account of such Participants.

If a Participant chooses to participate by optional cash investments only, we will pay cash dividends on shares registered in the Participant’s name in the usual manner and the Agent will apply any optional cash investments received from the Participant to the purchase of additional shares of common stock for the Participant’s account under the Plan.  Dividends paid on shares of common stock credited to the account of the Participant under the Plan will be automatically reinvested in additional shares of common stock.

An initial optional cash investment may be made by a Participant when enrolling in the Plan by enclosing a check with the Authorization Form.  Checks should be made payable to StockTrans, Inc. and returned along with the Authorization Form.  Thereafter, optional cash investments may be made prior to each dividend payment date through the use of the cash investment form attached to each statement of account sent to Participants by the Agent.

9.  What are the limitations on making optional cash investments?

The option to make cash investments is available to each Participant at any time; however, optional cash investments by a Participant cannot be less than $50 per investment nor exceed a total of $10,000 per calendar quarter per Participant.  The same amount need not be sent each quarter and there is no obligation to make an optional cash investment in every quarter.

10.  When will the Agent invest optional cash investments?

Optional cash investments received before a dividend payment date will be held by the Agent and combined with funds received from that dividend for purchase of common stock under the Plan.  Any optional cash investment received after the dividend payment date will be returned to the Participant.  Participants are urged to mail optional investment checks at least 5 days prior to the dividend payment date so that they reach the Agent prior to the dividend payment date, but in no event earlier than 30 days prior to the dividend payment date.  Neither we nor the Agent can control the delivery of mail, and, therefore, neither we nor the Agent will be responsible if an optional cash investment is not made due to a delay in the delivery of a Participant’s check.  Any optional cash investments received more than 30 days prior to a dividend payment date will be returned to the Participant.

No interest will be paid by the Agent on optional cash investments held by the Agent.

Purchases

11. How many shares of common stock will be purchased by Participants?

The number of shares that will be purchased by each Participant depends on the amount of the Participant’s dividend, including dividends on shares credited to the Participant’s account under the Plan, the amount of any optional cash investments and the applicable purchase price of the shares of common stock (see Question No. 12).  Each Participant’s account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price.

We reserve the right to limit the maximum number of shares that we sell to Participants with respect to any dividend payment date (under both the Dividend Reinvestment feature and the Stock Purchase feature) to the number of shares that would have been sold if all dividends paid on that date were reinvested under the Plan.  If, with respect to any dividend payment date, we exercise such right and as a result there are insufficient shares available after investment of Participants’ dividends to permit investment of all optional cash investments received, shares available for optional cash investments will be allocated among all Participants making optional cash investments in proportion to the amounts of their optional cash investments.  The Agent will refund any payments by Participants that are not invested due to this limitation.

12. When and at what price will shares of common stock be purchased under the Plan?

Shares of common stock will be purchased with reinvested dividends and optional cash investments under the Plan at such times as the Agent may determine, as promptly as reasonably practicable after a dividend is paid, and in no event later than 21 days after such dividend payment date.  No interest will be paid on funds held by the Agent under the Plan.

We, in our sole discretion, will decide whether shares will be purchased in the open market, in privately negotiated transactions or from us.

If the Agent buys shares in the open market or in privately negotiated transactions, it will not allocate any shares to Participants’ accounts until it has acquired sufficient shares from us and/or others to cover the quarterly purchases for all Participants.  Newly issued shares of common stock will be purchased from us at the average of the highest and lowest sales prices of common stock quoted on The NASDAQ Stock Market for the three trading days immediately preceding the date of purchase.  The price of shares of common stock purchased in the open market or in negotiated transactions will be the weighted average price at which the shares are actually purchased, without regard to dealer mark-ups, brokerage commissions and/or other brokerage expenses.  We will pay all applicable dealer mark-ups, brokerage commissions and/or other expenses charged by the brokers or dealers through whom the shares are purchased.

The Agent may in its discretion commingle the funds represented by dividends to be reinvested and Participants’ optional cash investments for the purpose of forwarding purchase orders and may offset purchase and sale orders for the same investment date.

The Agent will hold the shares purchased under the Plan in each Participant’s name, or, if a broker or other nominee is participating on behalf of a beneficial owner, in the broker’s name or other nominee’s name, but the Agent will have no responsibility for the value of such shares after their purchase.

Our common stock is not-heavily-traded.  Thus, depending on the number of shares involved, purchases in the open market to satisfy the requirements of the Plan may have a significant effect on prevailing market prices, which could result in the payment of higher prices for shares than would be the case were the Plan not in effect.  Additionally, because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond the control of Participants, Participants may lose any advantage otherwise available from being able to select the timing of their investments.  For example, because the price charged to Participants for shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased over a period of up to 21 calendar days following an investment date, Participants may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

Our common stock is currently listed and quoted on The NASDAQ Global Select Market under the symbol “FUNC”.

13. May a Participant purchase shares through the Plan but have dividends on those shares sent directly to him or her?

No.  The purpose of the Plan is to provide Participants with a convenient method of purchasing shares of common stock and having the dividends on those shares reinvested.  Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of common stock.

Costs

14.  Are any fees or expenses charged to Participants in connection with participation in the Plan?

Participants will not pay any service charges in connection with the Plan, as we will pay the expenses of administering the Plan and any dealer mark-ups, brokerage commissions and other expenses charged in connection with the purchase of shares of common stock with reinvested dividends or optional cash investments.  However, Participants who sell their shares through the Plan will pay standard dealer mark-ups, brokerage commissions and other expenses charged in connection with such sales (see Question No. 23).

Reports to Participants

15.  How will Participants be advised of the purchase of shares of common stock?

As soon as practicable after each quarterly purchase of shares, each Participant will receive a statement of account.  These statements are the Participant’s continuing record of the cost of purchases and should be retained for tax purposes.  Participants also will receive copies of the same communications sent to all other shareholders, including the quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.

Dividends

16.  Will Participants be credited with dividends on shares held in their account under the Plan?

Yes.  We pay dividends, as declared, to the record holders of all shares of our common stock.  As the record holder of shares purchased under the Plan for Participants, the Agent will receive dividends for all Plan shares held on the record date.  The Agent will credit such dividends to Participants’ accounts in the Plan on the basis of full and fractional shares held in their respective accounts and will reinvest such dividends in additional shares.

Certificates for Shares

17.  Will stock certificates be issued for shares of common stock purchased?

Generally, certificates for shares of common stock purchased under the Plan will not be issued to Participants.  The number of shares credited to an account under the Plan will be shown on the Participant’s statement of account.  This additional service protects against loss, theft or destruction of stock certificates.

At the request of a Participant, subject to any provision of our Bylaws (as amended from time to time) that permits us to institute a system of issuing uncertificated shares, certificates for any number of shares, up to the total number of full shares credited to an account under the Plan, will be issued to the Participant.  Please see Question No. 32 for information on contacting the Agent.  Any remaining full shares and all fractional shares will continue to be held in the Participants account.

Shares held in or credited to the account of a Participant under the Plan may not be pledged unless and until the Participant requests that a certificate for such shares be issued in his or her name.

Certificates for fractional shares will not be issued.

18. In whose name will accounts be maintained and certificates registered when issued?

An account will be maintained in each Participant’s name as shown on our shareholder records at the time the Participant joins the Plan.  When issued, certificates for full shares will be registered in the name of the person or entity who holds the account.

Upon written request, certificates also can be registered and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request bears the signatures of the Participant and the signature is guaranteed by a financial institution, broker or dealer that is a member of the Securities Transfer Agent Medallion Program.

Changing Method of Participation and Withdrawal

19.  How does a Participant change his or her method of participation?

A Participant may change his or her method of participation at any time by completing a new Authorization Form and mailing it to the Agent (see Question 32 for information on contacting the Agent).  The change will apply as of the next dividend payment date after the Agent receives the new Authorization Form.

20.  May a Participant withdraw from the Plan?

Yes.  The Plan is entirely voluntary and a Participant may withdraw at any time.

If the request to withdraw is received by the Agent prior to record date for a dividend, the amount of the dividend, and any optional cash investment that would otherwise have been invested, will be paid as soon as practicable to the withdrawing Participant.  Thereafter, all dividends will be paid in cash.  A shareholder may re-enroll in the Plan at any time.

21. How does a Participant withdraw from the Plan?

To withdraw from the Plan, a Participant must notify the Agent that he or she wishes to withdraw.  Please see Question No. 32 for information on contacting the Agent.  Upon a Participant’s withdrawal from the Plan or the termination of the Plan by us, a certificate for full shares credited to the Participant’s account under the Plan will be issued and a cash payment will be made for any fractional shares.

22.  What happens to fractional shares registered in the Participant’s Plan account when he or she withdraws from the Plan?

When a Participant withdraws from the Plan, a cash adjustment representing any fractional shares will be mailed directly to the Participant.  The cash adjustment will be based on the closing sales price of the common stock quoted on The NASDAQ Stock Market for the trading day immediately preceding the date on which the withdrawal request is received by the Agent.

Other Information

23.  Can Plan shares be sold through the Plan?

Yes.  Participants may sell some or all of the shares of common stock credited to their Plan accounts at any time by contacting the Agent and requesting that certain shares be sold (see Question No. 32 for information on contacting the Agent).  The Agent will record sales orders on the date of receipt.  The Agent will contact a registered securities broker-dealer and request that the broker-dealer execute a sales order on behalf of the Participant in the open market, in negotiated transactions, or by selling the shares to us, as soon as reasonably practicable after receipt of the Participant’s request.  The proceeds received by the Participant will be based on the weighted average sales price per share (including trading fees and other applicable taxes) of the aggregate number of shares sold for the Plan.  After settlement of the sale, the Agent will mail a check to the Participant for the proceeds of the sale, less a brokerage commission payable to the broker-dealer effecting the sale and any applicable transfer taxes.  The amount of the brokerage commission will depend on the number of shares sold and may differ from broker-dealer to broker-dealer.  Participants may obtain information about the brokerage commission for a particular transaction by contacting the Agent.  Please note that the Agent cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests.  All sale requests are final.

Alternatively, a Participant may sell his or her shares through a broker of the Participant’s choice, in which case the Participant must first request a certificate for those shares from the Agent (see Question No. 17 for instructions on how to obtain a certificate).

24.  What if a Participant sells or otherwise disposes of all of his or her shares not held in the Plan?

The disposition by a Participant of all shares of common stock registered in his or her name that are not credited to the Participant’s account under the Plan will have no effect on the shares credited to the Participant’s Plan account, and, unless otherwise instructed by the Participant, the Agent will continue to reinvest the dividends on the shares credited to that account.

25.  If additional shares of common stock are sold through a rights offering, how will the rights of the Plan be handled?

In a rights offering, a Participant will receive rights based upon shares held of record in his or her name and upon whole shares credited to his or her account under the Plan.  Rights issued in respect of shares credited to an account will be issued to the Participant in his or her name.

26.  What happens if a stock dividend is issued or a stock split is declared on shares of common stock?

Any shares issued by us as a stock dividend or in a stock split on shares of common stock credited to the account of a Participant under the Plan will be added to the Participant’s account.  Any shares issued by us as a stock dividend or in a stock split on shares of common stock held directly by a Participant will be mailed to the Participant in the same manner as to shareholders who are not participating in the Plan.

27.  How will a Participant’s shares credited to the Plan be voted at meetings of shareholders?

Prior to a meeting of shareholders, each Participant will be provided with an instruction form that can be used by the Participant to direct the vote of shares of common stock held in the Participant’s Plan account.  If the form is completed and returned as provided in the form, all shares held in that Participant’s Plan account will be voted in accordance with the Participant’s instructions.  If the Participant desires to vote in person at the meeting, a proxy for shares credited to the Participant’s Plan account may be obtained upon written request received by the Agent at least 15 days before the meeting.

If no instructions are received on a properly executed  returned proxy card or returned instruction form with respect to any item thereon, all of a Participant’s shares (both those registered in the Participant’s name, if any, and those credited to the Participant’s Plan account) will be voted (in the same manner as for non-participating shareholders who return proxies and do not provide instructions) in accordance with management’s recommendations.  If the proxy card or instruction form is not returned, or if it is returned unsigned, none of the Participant’s shares will be voted unless the Participant votes in person.

28.  What are the federal income tax consequences of participation in the Plan?

A Participant will be treated for Federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that date with respect to shares of common stock owned by the Participant, including shares registered in the Participant’s name and shares held for the Participant’s Plan account, even though that amount is not actually received by the Participant in cash but instead is applied to the purchase of new shares for the Participant’s account.

Generally, a Participant's cost basis for shares of common stock purchased with reinvested dividends or optional cash investments will be the purchase price of the shares.  We believe that the prices at which shares are purchased under the Plan and allocated to Participants constitute the fair market value of such shares.  However, when shares of common stock are purchased for a Participant's Plan account in the open market or in privately negotiated transactions with reinvested dividends or optional cash investments, a Participant also must treat as received by him or her that portion of any brokerage commissions or discounts paid by us that is attributable to the purchase of the shares.  Therefore, the Participant's cost basis in such shares held for his or her account will be equal to the purchase price of the shares plus a portion of any brokerage commissions and discounts paid by us that is attributable to those shares.

In the case of foreign shareholders whose dividends are subject to United States income tax withholding, or domestic shareholders whose dividends are subject to United States backup withholding, the Agent will, to the extent permitted by law, invest in shares of common stock an amount equal to the dividends less the amount of tax required to be withheld in each case.  The regular statements of account confirming purchases made for such Participants will indicate the amount of tax withheld.

THE FOREGOING IS A SUMMARY BASED ON INTERPRETATION OF CURRENT FEDERAL INCOME TAX LAWS.  PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM.

29.  May the Plan be changed or discontinued?

We reserve the right to make modifications to the Plan and to suspend or terminate the Plan at any time.  Any such modification, suspension or termination will be announced to Participants and to nonparticipating shareholders.

30. Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

31. Can First United Corporation temporarily curtail or suspend purchases or sales of common stock under the Plan?

Yes.  We may temporary curtail or suspend purchases or sales of common stock at any time if such purchases or sales would in the Agent’s judgment contravene, or be restricted by, applicable regulations, interpretations or orders of the Commission, any other governmental commission, agency or instrumentality, any court, securities exchange or the National Association of Securities Dealers, Inc.  The Agent shall not be accountable, or otherwise liable, for failure to make purchases of sales at such times and under such circumstances.

32.  How can I contact the Agent regarding questions and other matters?

Questions regarding enrollment, purchase or sale of shares of common stock, and other transactions or services offered pursuant to the Plan should be directed to the Agent:

-  Through the Internet

You can obtain information and take certain other actions regarding your account by visiting DataTrax® at www.stocktrans.com (click “Online Services”).  To gain access, you will need a password, which you may establish when you visit the website.

-  By Telephone

You may direct your questions and sale requests to shareowner customer service at its toll-free number (within the United States and Canada) at (800) 733-1121.

Customer Service Representatives are available from 8:30 a.m. to 5:30 p.m., Eastern Standard Time, Monday through Friday (except holidays).

-  In Writing

You may also send questions and sale requests to the Agent at the following address:

StockTrans, Inc.
44 West Lancaster Avenue
Ardmore, Pennsylvania 19003

Be sure to include your name, address, daytime phone number, social security or taxpayer identification number and a reference to First United Corporation on all correspondence.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The securities being registered by the Registration Statement of which this Prospectus forms a part are shares of common stock.  Our common stock is registered pursuant to Section 12 of the Exchange Act.

USE OF PROCEEDS

The proceeds from any purchases from us, if any, of shares of common stock pursuant to the Plan are expected to be used for general corporate purposes.  To date, a total of 166,651 shares of common stock have been issued by us under the Plan.  We have no basis for estimating either the number of shares of common stock that will ultimately be issued under the Plan or the prices at which such shares will be sold.

LEGAL OPINION

The validity of the shares of common stock offered hereby has been passed upon for the Corporation on the date of the filing of the August 23, 2002 prospectus by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, The Garrett Building, 233 East Redwood Street, Baltimore, Maryland 21202-3332.

EXPERTS

The financial statements as of December 31, 2007 and 2006 and for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Beard Miller Company LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of income, shareholders’ equity, and cash flows of First United Corporation for the year ended December 31, 2005 appearing in First United Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION

Our Amended and Restated Articles of Incorporation provide that each director and officer shall be indemnified by us to the full extent permitted by Maryland law.  Our Bylaws provide in general that we shall indemnify any director or officer who is a party to any suit or proceeding, other than an action by or in the right of First United Corporation by reason of his or her having been a director or officer of First United Corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such suit or proceeding if he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The Bylaws also require us to indemnify any such person with respect to actions by or in the right of First United Corporation against expenses incurred in connection with this Prospectus and the related registration statement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, unless he or she is adjudged liable to us.  Such rights of indemnification are not exclusive of any other rights to which directors or officers may otherwise be entitled. The Bylaws further provide that the directors and officers shall be indemnified as permitted by the Maryland General; Corporation Law and, in the event of any inconsistency between the Bylaw provisions and such law, the provisions of the Maryland General Corporation Law shall govern.

Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his or her act was unlawful.  However, if the proceeding is a derivative suit in favor of First United Corporation, indemnification may not be made if the individual is adjudged to be liable to us.  In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct.  Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute.  The statute also provides for indemnification of directors and officers by court order.  The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.  We maintain a director and officer liability insurance policy covering our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST UNITED CORPORATION SINCE THE DATE HEREOF. NO DEALER, BROKER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST UNITED CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by First United Corporation (the “Corporation”) in connection with the offering of the shares being registered hereby.  All amounts shown are estimates.

Printing and Mailing Cost	$7,450
Legal Fees and Expenses	4,000
Accounting Services	12,000
Miscellaneous Expenses	500

Total	$23,950

Item 15.  Indemnification of Directors and Officers

The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a Maryland corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction:  (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Corporation has provided for indemnification of directors and officers in ARTICLE VIII of its By-Laws, as amended and restated (the “By-Laws”).  The relevant provisions of the By-Laws read as follows:

“SECTION 1.  As used in this Article VIII, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the ‘Indemnification Section’), as amended from time to time, shall have the same meaning as provided in the Indemnification Section.

SECTION 2.  Indemnification of Directors and Officers.  The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. Notwithstanding the foregoing, the Corporation shall be required to indemnify a director or officer in connection with a proceeding commenced by such director or officer against the Corporation or its directors or officers only if the proceeding was authorized by the Board of Directors.”

The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its shareholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)
a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Corporation has limited the liability of its directors and officers for money damages in Article NINTH of its Charter.  This provision reads as follows:

“NINTH:  No Director or officer of the Corporation shall be liable to the Corporation or to its shareholders for money damages except (i) to the extent that it is proved that such Director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such Director or officer is entered in a proceeding based on a finding in the proceeding that such Director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment.”

As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Corporation has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Corporation would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person.  The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 16. Exhibits

The exhibits filed with this Registration Statement are listed in the Exhibit Index which immediately follows the signatures hereto, and such Exhibit Index is incorporated herein by reference.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided , however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           Not applicable;

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)–(d)    Not applicable.

(e)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)-(g)      N/A.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(l)      N/A.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of Maryland, on December 17, 2008.

By:	/s/ William B. Grant
William B. Grant, Chairman and CEO

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Grant and Robert W. Kurtz, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on December 17, 2008.

/s/ William B. Grant	/s/ David J. Beachy
William B. Grant, Director, Chairman and	David J. Beachy, Director
Chief Executive Officer

/s/ M. Kathryn Burkey	/s/ Faye E. Cannon
M. Kathryn Burkey, Director	Faye E. Cannon, Director

/s/ Paul Cox, Jr.
Paul Cox, Jr., Director	Raymond F. Hinkle, Director

/s/ Robert W. Kurtz	/s/ John W. McCullough
Robert W. Kurtz, Director, President, Chief Risk Officer	John W. McCullough, Director

/s/ Elaine L. McDonald	/s/ Donald E. Moran
Elaine L. McDonald, Director	Donald E. Moran, Director

/s/ Carissa L. Rodeheaver	/s/ Gary R. Ruddell
Carissa L. Rodeheaver, Exec. Vice President	Gary R. Ruddell, Director
and Chief Financial Officer/Principal
Accounting Officer

/s/ I. Robert Rudy
I. Robert Rudy, Director	Richard G. Stanton, Director

/s/ Robert G. Stuck
Robert G. Stuck, Director	H. Andrew Walls, III, Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1998)

4.2(i)	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2(i) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007)

4.2(ii)	First Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2(ii) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007)

4.3	Dividend Reinvestment and Stock Purchase Plan (included in the Prospectus)

4.4	Authorization Form (filed herewith)

5	Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (previously filed)

23.1	Consent of Beard Miller Company LLP (filed herewith)

23.2	Consent of Ernst & Young LLP (filed herewith)

23.3	Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (contained in Exhibit 5)

99.1	Letter to Shareholders relating to the Dividend Reinvestment and Stock Purchase Plan (filed herewith)